CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.625% Notes due 2013	$500,000,000	99.230%	$496,150,000	$19,499
5.750% Notes due 2018	$1,250,000,000	98.805%	$1,235,062,500	$48,538
6.875% Notes due 2038	$1,000,000,000	98.330%	$983,300,000	$38,644
Floating Rate Notes due 2011	$350,000,000	100%	$350,000,000	$13,755

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-149511

PROSPECTUS SUPPLEMENT (To Prospectus dated March 4, 2008)

$3,100,000,000

KONINKLIJKE PHILIPS ELECTRONICS N.V.

$500,000,000 4.625% Notes due 2013 $1,250,000,000 5.750% Notes due 2018 $1,000,000,000 6.875% Notes due 2038 $350,000,000 Floating Rate Notes due 2011

Koninklijke Philips Electronics N.V. will pay interest on the notes due 2013 (the “2013 notes”), the notes due 2018 (the “2018 notes”) and the notes due 2038 (the “2038 notes”, and together with the 2013 notes and the 2018 notes, the “Fixed Rate Notes”) semiannually in arrears on March 11 and September 11 of each year, commencing on September 11, 2008. The 2013 notes will bear interest at a rate of 4.625%, the 2018 notes will bear interest at a rate of 5.750% and the 2038 notes will bear interest at a rate of 6.875%. Interest on the floating rate notes due 2011 (the “Floating Rate Notes”) will be payable quarterly in arrears on March 11, June 11, September 11 and December 11 of each year, commencing on June 11, 2008. In this prospectus supplement, we refer to the Fixed Rate Notes and the Floating Rate Notes collectively as the “notes”.

We may redeem the Fixed Rate Notes on the terms set forth in this prospectus supplement under “Description of the Notes”. We may also redeem all of the notes at any time at 100% of the principal amount in the event of certain tax law changes requiring the payment of additional amounts as described herein. See “Description of Debt Securities We May Offer—Redemption” in the attached prospectus. We will pay accrued and unpaid interest, if any, and any other amounts payable to the date of redemption. The notes will not be subject to any sinking fund requirement. See “Description of the Notes”.

The notes will be unsecured and unsubordinated obligations of Koninklijke Philips Electronics N.V., and will rank equally with each other and with all present and future unsecured and unsubordinated debt obligations of Koninklijke Philips Electronics N.V. See “Description of the Notes”.

We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-9 of this prospectus supplement and on page 4 of the attached prospectus for a discussion of certain factors you should consider before investing in the notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, before expenses, to Koninklijke Philips Electronics N.V. (2)
Per 2013 Note	99.230%	0.350%	98.880%
Total for 2013 Notes	$496,150,000	$1,750,000	$494,400,000
Per 2018 Note	98.805%	0.450%	98.355%
Total for 2018 Notes	$1,235,062,500	$5,625,000	$1,229,437,500
Per 2038 Note	98.330%	0.875%	97.455%
Total for 2038 Notes	$983,300,000	$8,750,000	$974,550,000
Per Floating Rate Note	100%	0.225%	99.775%
Total for Floating Rate Notes	$350,000,000	$787,500	$349,212,500
Total	$3,064,512,500	$16,912,500	$3,047,600,000

(1)	Plus accrued interest, if any, from March 11, 2008 if settlement occurs after that date.
(2)	The underwriters will reimburse us for certain expenses relating to this transaction. See “Underwriting”.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offence.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants, including Euroclear and Clearstream, Luxembourg, against payment in New York, New York on or about March 11, 2008.

Joint Book-Running Managers

Citi JPMorgan

Credit Suisse              RBS Greenwich Capital              UBS Investment Bank

Co-Managers

BNP Paribas HSBC

ING                    Rabo Securities USA, Inc.                    SOCIETE GENERALE

The date of this prospectus supplement is March 5, 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information in documents incorporated by reference, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and the attached prospectus.

We incorporate by reference the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2007 (the “Annual Report on Form 20-F”) (File No. 001-05146-01), filed with the SEC on February 19, 2008 and any future filing made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until this offering is completed. Any report on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus supplement.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address and phone number:

Koninklijke Philips Electronics N.V.

Breitner Center, HBT 11-8

P.O. Box 77900, 1070 MX Amsterdam

Netherlands

Tel: (+31) 20 59 77221

Web site: www.philips.com/investor

Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the attached prospectus and the additional documents incorporated by reference herein for more information on Koninklijke Philips Electronics N.V.

Unless the context otherwise requires, references in this prospectus supplement to Koninklijke Philips Electronics N.V. or the “issuer” are references to Koninklijke Philips Electronics N.V. without its subsidiaries, and references to “Philips”, the “Philips group”, “we”, “our”, “ours” and “us” are to Koninklijke Philips Electronics N.V. and its consolidated subsidiaries.

Our Company

Koninklijke Philips Electronics N.V. is a limited liability company incorporated under Netherlands law tracing its origins to Philips & Co., which was established in 1891. Koninklijke Philips Electronics N.V. is the holding company for, and part of, the Philips group of companies. Its shares are listed on Euronext Amsterdam and the New York Stock Exchange. Philips delivers products, systems and services in the fields of lighting, healthcare, consumer electronics and domestic appliances and personal care. As of December 31, 2007, Philips had approximately 103 production sites in 29 countries and sales and service outlets in approximately 150 countries and some 123,800 employees. Philips’ principal executive office is located at Breitner Center, Amstelplein 2, 1096 BC, Amsterdam, The Netherlands. Our telephone number is 011 31 20 59 77 777.

Our structure

In 2007, Philips’ activities were organized on a divisional basis: Medical Systems, Domestic Appliances and Personal Care, Consumer Electronics, Lighting, Innovation & Emerging Businesses, and Group Management & Services. The following chart provides an overview of our business divisions, the year ended December 31, 2007 sales and income from operations (IFO) data for each division and the business areas that comprise each division.

Business Divisions

Division	Medical Systems	Lighting	Domestic Appliances and Personal Care	Consumer Electronics	Innovation & Emerging Businesses	Group Management & Services
2007 Sales and IFO (in millions)	Sales: € 6,470 IFO: € 743	Sales: € 6,093 IFO: € 675	Sales: € 2,968 IFO: € 510	Sales: €10,362 IFO: € 322	Sales: € 703 IFO: € (101)	Sales: € 197 IFO: € (297)

Business Areas	Imaging Systems, Ultrasound & Monitoring Solutions, Healthcare Informatics, Customer Services	Lamps, Consumer Luminaires, Professional Luminaires, Lighting Electronics, Automotive and Special Lighting Applications, Solid-State Lighting Components & Modules	Shaving & Beauty, Domestic Appliances, Health & Wellness	Connected Displays, Entertainment Solutions, Peripherals & Accessories and Home Networks	Corporate Technologies, Corporate Investments, Design, Consumer Healthcare Solutions	Global Service Units, activities of the corporate centre, country and regional overhead costs, costs of pension and other postretirement benefits

As of January 1, 2008, Philips’ activities are organized on a sectoral basis into three operating sectors: Healthcare, Lighting and Consumer Lifestyle, with each sector being responsible for the management of its businesses worldwide. The Healthcare sector brings together the former Medical Systems and Home Healthcare Solutions — formerly Consumer Healthcare Solutions — which has been transferred from Innovation & Emerging Businesses. The former Consumer Electronics and Domestic Appliances and Personal Care divisions have been integrated in the Consumer Lifestyle sector.

Our Strategy

Our Vision 2010 strategy positions Philips as a market-driven company with an organizational structure that reflects the needs of the customer base. Our seven strategic drivers are as follows:

•	be a people-centric company that organizes around customers and markets,

•	invest in a strong brand and consistently deliver on our brand promise of sense and simplicity in our actions, products and services,

•	deliver innovation by investing in world-class strengths in end-user insights, technology, design and superior supplier networks,

•	develop our people’s leadership, talent and engagement and align ourselves with high-performance benchmarks,

•	invest in high-growth and profitable businesses and emerging geographies to achieve market leadership positions,

•	be committed to sustainability and focus on making a difference in efficient energy use, and

•	drive operational excellence and quality to best-in-class levels, allowing us to make strategic investments in our business.

Recent Developments

In January 2008, Philips completed the acquisition of North American luminaires company Genlyte, a leader in the North American construction luminaires market, for an aggregate cash purchase price of approximately EUR 1.9 billion. Genlyte designs, manufactures and sells lighting fixtures, controls and related products for a wide variety of applications, including solid-state lighting.

In December 2007, Philips announced the proposed acquisition of Respironics for an aggregate purchase price of approximately EUR 3.6 billion, the largest acquisition by value in Philips’ history. Respironics is a global leader in the treatment of Obstructive Sleep Apnea (OSA), a sleep disorder characterized by the repeated cessation of breathing during sleep. Research in recent years has shown a link between OSA, heart disease, stroke and diabetes. The transaction is expected to close in March 2008.

THE OFFERING

Please refer to “Description of the Notes” on page S-13 of this prospectus supplement and “Description of Debt Securities We May Offer” on page 11 of the attached prospectus for more information about the notes.

Issuer	Koninklijke Philips Electronics N.V.

Notes offered

$500,000,000 in principal amount of 4.625% Notes due March 11, 2013 (the “2013 notes”)

$1,250,000,000 in principal amount of 5.750% Notes due March 11, 2018 (the “2018 notes”)

$1,000,000,000 in principal amount of 6.875% Notes due March 11, 2038 (the “2038 notes”)

$350,000,000 in principal amount of Floating Rate Notes due 2011 (the “Floating Rate Notes”).

In this prospectus supplement we refer to the 2013 notes, the 2018 notes and the 2038 notes, collectively as the “Fixed Rate Notes”, and we refer to the Fixed Rate Notes and the Floating Rate Notes, each of which are debt securities as such term is defined in the attached prospectus, collectively as the “notes”.

PROVISIONS APPLICABLE TO THE FIXED RATE NOTES

Maturity date	March 11, 2013 for the 2013 notes, March 11, 2018 for the 2018 notes and March 11, 2038 for the 2038 notes.

Issue price

2013 notes: 99.230% of face amount, plus accrued interest from March 11, 2008 to the date the notes are delivered to the purchasers.

2018 notes: 98.805% of face amount, plus accrued interest from March 11, 2008 to the date the notes are delivered to the purchasers.

2038 notes: 98.330% of face amount, plus accrued interest from March 11, 2008 to the date the notes are delivered to the purchasers.

Interest	The 2013 notes will bear interest from March 11, 2008 at a fixed rate of 4.625% per annum payable semi-annually

The 2018 notes will bear interest from March 11, 2008 at a fixed rate of 5.750% per annum payable semi-annually

The 2038 notes will bear interest from March 11, 2008 at a fixed rate of 6.875% per annum payable semi-annually

Interest payment dates	Interest on the Fixed Rate Notes will be paid semi-annually in arrears on March 11 and September 11 of each year.

First interest payment date	September 11, 2008.

Optional redemption

We have the right to redeem each series of the Fixed Rate Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed and (ii) the sum of the present values of the applicable Remaining Scheduled Payments (as defined in this prospectus supplement) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the “Treasury Rate” (as defined in this prospectus supplement) plus, in the case of the 2013 notes, 35 basis points, in the case of the 2018 notes, 35 basis points and, in the case of the 2038 notes, 40 basis points, together with, in each case, accrued and unpaid interest, if any, on the principal amount of the Fixed Rate Notes to be redeemed to the redemption date. See “Description of the Notes — Redemption — Optional Redemption.”

PROVISIONS APPLICABLE TO THE FLOATING RATE NOTES

Maturity Date	March 11, 2011.

Issue Price	Face amount of the Floating Rate Notes plus accrued interest from March 11, 2008 to the date the notes are delivered to the purchasers.

Interest	The interest rate for the Floating Rate Notes for the first interest period will be LIBOR (as defined herein) as determined on March 5, 2008 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period (as defined below) will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread.

Spread	115 basis points.

Interest payment dates	Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2008 (each, a “Floating Rate Interest Payment Date”).

Interest reset dates	Interest on the Floating Rate Notes will have Interest Reset Dates of March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2008.

Interest periods	The first interest period for the Floating Rate Notes will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods for the Floating Rate Notes will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest determination dates	Interest for the Floating Rate Notes will be determined two London business days prior to each Interest Reset Date.

Business day convention	Modified Following.

Day count fraction	Actual/360.

Redemption	Subject to the optional tax redemption described below, we may not redeem the Floating Rate Notes prior to maturity.

PROVISIONS APPLICABLE TO ALL OF THE NOTES

Repurchase Upon a Change of Control Offer	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement) with respect to a series of notes we may be required to offer to purchase the notes of that series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. See “Description of the Notes — Redemption — Repurchase Upon a Change of Control Triggering Event.”

Redemption for Tax Reasons	Under certain circumstances, each series of notes may be redeemed, in whole but not in part, at our option at a redemption price equal to 100% of the principal amount of the notes, together with any accrued but unpaid interest thereon to the date fixed for redemption, if we are required to pay certain additional amounts with respect to the notes. See “Description of Debt Securities We May Offer — Redemption for Tax Reasons” in the attached prospectus.

Payment of additional amounts	Subject to certain exceptions and limitations, we will pay such additional amounts under the notes as are necessary in order that the net payment by us of the principal and interest on the note, after deduction for any present or future tax, assessment or governmental charge imposed by withholding with respect to any such payment, will not be less than the amount provided by the notes to be then due and payable. See “Description of Debt Securities We May Offer — Additional Amounts” in the attached prospectus.

Covenants and Events of Default	The terms and conditions of the notes provide for certain restrictions, including a limited negative pledge and restrictions on certain sale and leaseback transactions, and for certain events of default. There are no covenants restricting our ability to make payments, incur indebtedness, dispose of assets, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business. For further information, see “Description of Debt Securities We May Offer — Covenants” and “Description of Debt Securities We May Offer — Events of Default” in the attached prospectus.

Regular record dates for interest	The 15th calendar date prior to each Fixed Rate interest payment date or Floating Rate interest payment date, as the case may be, whether or not such day is a business day.

Ranking	The notes will be unsecured and unsubordinated obligations of Koninklijke Philips Electronics N.V. and will rank at least equally in right of payment among themselves and with all other present and future unsecured and unsubordinated obligations of Koninklijke Philips Electronics N.V.

Book-entry issuance, settlement and clearance

We will issue the notes in fully registered form in denominations of $2,000 and in multiples of $1,000 in excess thereof. Each series of notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under

“Legal Ownership” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement” in the attached prospectus.

Further issuances	We may, at our option, at any time and without the consent of the then existing noteholders issue additional notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the first interest payment date) identical to a series of notes issued hereby. These additional notes will be deemed to be part of the same series as the notes offered hereby and will provide the holders of these additional notes the rights to vote together with holders of the series of notes offered hereby.

Defeasance and Discharge	We may discharge our obligations to comply with any payment or other obligation on the notes by depositing funds or obligations issued by the United States government in an amount sufficient to provide for the timely payment of principal, interest and all other amounts due under the notes with the principal paying agent, as described under “Description of Debt Securities We May Offer — Defeasance and Discharge” in the attached prospectus.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” on page S-9 of this prospectus supplement and on page 4 of the attached prospectus for risks involved with an investment in the notes and the risk factors included in the Annual Report on Form 20-F.

Trustee, Principal Paying Agent and Calculation Agent	Deutsche Bank Trust Company Americas.

Listing	We do not intend to list the notes on any securities exchange.

Governing Law	New York.

Use of proceeds	We intend to use the net proceeds to repay existing indebtedness of approximately EUR 1,561 million and for general corporate purposes. See “Use of Proceeds”.

Timing and Delivery	We currently anticipate that delivery of the notes will occur on March 11, 2008.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the attached prospectus and any documents incorporated by reference to the attached prospectus, before you decide to buy securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the securities

We may be able to incur substantially more debt in the future.

We may be able to incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the securities will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the securities now face.

The securities lack a developed public market.

There can be no assurance regarding the future development of a market for the securities or the ability of holders of the securities to sell their securities or the price at which such holders may be able to sell their securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, Philips’ operating results and the market for similar securities. The initial purchasers have advised us that they currently intend to make a market in the securities as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so, and any such market-making activities with respect to the securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the securities or that an active public market for the securities will develop. See “Underwriting.”

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

As a holding company, Koninklijke Philips Electronics N.V. depends upon cash flow received from its subsidiaries to meet its payment obligations under the securities. Since the creditors of any of our subsidiaries generally would have a right to receive payment that is superior to the parent company’s right to receive payment from the assets of that subsidiary, holders of the securities will be effectively subordinated to creditors of the parent company insofar as cash flows from those subsidiaries are relevant to the securities. The terms and conditions of the securities do not limit the amount of liabilities that our group subsidiaries may incur. In addition, certain of our subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends.

Our credit ratings may not reflect all risks of an investment in the securities.

The credit ratings ascribed to us and the securities are intended to reflect our ability to meet our payment obligations in respect of the securities, and may not reflect the potential impact of all risks related to structure and other factors on the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the securities.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the Indenture governing the notes would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Repurchase Upon a Change of Control Triggering Event”.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Koninklijke Philips Electronics N.V. is organized under the laws of The Netherlands. Many of our assets are located outside the United States. In addition, most of the members of our Supervisory Board, Board of Management and officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See “Enforcement of Civil Liabilities” in the attached prospectus.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated net offering expenses and including reimbursements to be paid by the underwriters to us) from the sale of the notes will be $3,047,600,000. We intend to use the net proceeds to repay existing indebtedness and for general corporate purposes. The amount of the existing indebtedness to be repaid, approximately EUR 1,561 million, will mature in May 2008 and the related coupon rates range between 5.75% and 7.00%. See “Capitalization” below.

CAPITALIZATION

The following table sets forth our current and long-term liabilities and total capitalization as of December 31, 2007 and as adjusted to give effect to the issuance of the securities offered hereby and the application of a portion of the net proceeds thereof, each prepared on the basis of United States Generally Accepted Accounting Principles.

	As at December 31, 2007
	Actual	As Adjusted
	(in millions of EUR)
Current Liabilities:
Short-term interest bearing liabilities	2,345	784
Other current liabilities	7,288	7,288

Total current liabilities	9,633	8,072

Long-term liabilities:
Long-term debt	1,212	1,212
Of which unsecured	1,212	1,212
Of which secured	—	—
Securities offered hereby[1]	—	2,006
Non-interest bearing	3,772	3,772

Total long-term liabilities	4,984	6,990

Minority interest:	42	42
Stockholders’ equity:
Common stock, par value EUR 0.20 per share	228	228
Treasury shares	(2,216)	(2,216)
Capital in excess of par value	—	—
Retained earnings	25,559	25,559
Accumulated other comprehensive income (loss)	(1,887)	(1,887)

Total stockholders’ equity	21,684	21,684

Total liabilities and stockholders’ equity	36,343	36,788

1 Stated at amortized cost of USD3,065 million, translated into EUR at USD/EUR spot rate of 1.5276 (as of March 5, 2008, intra-day).

Expenses related to the Offering are capitalized as accrued transaction costs. The total outstanding off balance sheet credit-related guarantees provided by the issuer for the benefit of unconsolidated companies and third parties as at December 31, 2007 was EUR 45 million.

In January 2008, we completed the acquisition of Genlyte Group for a total cash consideration of approximately EUR 1.9 billion. In February 2008, we completed the acquisition of Visicu Inc. for a total cash consideration of approximately EUR 300 million. During February 2008 we redeemed EUR 130 million of maturing notes. During January and February 2008, we conducted share repurchases of approximately EUR 800 million.

DESCRIPTION OF THE NOTES

The following is a summary of the material provisions of the notes and the Indenture (as described below). Copies of the Indenture will be available for inspection during normal business hours at any time after the closing date of the offering of the notes at the offices of the Trustee (as defined below) at the address below. Any capitalized term used herein but not defined shall have the meaning assigned to such term in the Indenture.

General

The Fixed Rate Notes and the Floating Rate Notes, each of which are debt securities as this term is defined in the attached prospectus, will be issued in registered form and treated as four separate series of debt securities under an Indenture expected to be dated as of March 11, 2008 (the “Indenture”), between Koninklijke Philips Electronics N.V. (the “issuer”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), 60 Wall Street, MS 2710, New York, New York 10005. The Indenture will be qualified under the U.S. Trust Indenture Act of 1939, as amended. In this “Description of the Notes”, the terms “Holder” and other similar terms refer to the “registered holder” of the applicable notes, and not to a beneficial owner of a book-entry interest in any notes, unless the context otherwise clearly requires.

It is expected that the notes will be rated by Moody’s and by S&P, subject to confirmation at closing. A securities rating is not a recommendation to buy, sell or hold the notes. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating initially assigned to the notes is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes and the market value of the notes is likely to be adversely affected.

The notes will be unsecured and unsubordinated obligations of the issuer.

Principal, Maturity and Interest

Fixed Rate Notes

The 2013 notes, the 2018 notes and the 2038 notes are initially issuable in aggregate principal amounts not to exceed $500,000,000, $1,250,000,000 and $1,000,000,000, respectively, and will mature on March 11, 2013, March 11, 2018, and March 11, 2038, respectively. The 2013 notes, the 2018 notes and the 2038 notes will bear interest at 4.625%, 5.750% and 6.875%, respectively, per annum from the date of the initial issuance of such notes or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on March 11 and September 11 each year, commencing September 11, 2008 (each, a “fixed rate interest payment date”) to the person in whose name any such 2013 note, 2018 note or 2038 note, as applicable, is registered at the close of business on the fifteenth calendar day, (whether or not a business day) prior to such interest payment date (each, a “fixed rate record date”), notwithstanding any transfer or exchange of such notes subsequent to the record date and prior to such interest payment date, except that, if and to the extent the issuer shall default in the payment of the interest due on such interest payment date and the applicable grace period shall have expired, such defaulted interest may at the option of the issuer be paid to the persons in whose names notes are registered at the close of business on a subsequent record date (which shall not be less than ten days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the issuer to the Holders (which term means registered holders) of the 2013 notes, the 2018 notes or the 2038 notes, as applicable, not less than 15 days preceding such subsequent record date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and in the case of an incomplete month, the number of days elapsed. If the date on which any interest payment or principal payment is to be made is not a business day and the place of payment of such interest or principal, such payment will be made on the next day which is a business day and the place of payment of such interest or principal without any further interest or other amounts being paid or payable in connection therewith. A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City.

Unless previously purchased or redeemed by the issuer or any of its subsidiaries, and cancelled, the principal amount of the 2013 notes, the 2018 notes and the 2038 notes will mature and become due and payable on March 11, 2013, March 11, 2018, and March 11, 2038 respectively, in an amount equal, in each case, to their principal amount, with accrued and unpaid interest to such date.

Floating Rate Notes

The entire principal amount of the Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest, on March 11, 2011.

The interest rate for the Floating Rate Notes for the first Floating Rate Interest Period (as defined below) will be LIBOR (as defined below) as determined on March 5, 2008 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread, in each case calculated on the basis of a 360-day year and the actual number of days elapsed. The Spread is 115 basis points.

Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2008 (each a “Floating Rate Interest Payment Date”) to the person in whose name any such Floating Rate Note is registered at the close of business on the fifteenth calendar day prior to such Floating Rate Interest Payment Date. However, if a Floating Rate Interest Payment Date would fall on a day that is not a business day, the Floating Rate Interest Payment Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Floating Rate Interest Payment Date will be the immediately preceding business day. In each such case, except for the Floating Rate Interest Payment Date falling on the maturity date, the Floating Rate Interest Periods (as defined below) and the Interest Reset Dates will be adjusted accordingly to calculate the amount of interest payable on the notes.

The interest rate will be reset on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2008 (each, an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a business day, that Interest Reset Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding business day.

The first interest period will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “ Floating Rate Interest Period”). However, the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

The calculation agent in respect of the Floating Rate Notes, will determine LIBOR (as defined below) for each Floating Rate Interest Period on the second London business day prior to the first day of such Floating Rate Interest Period (an “Interest Determination Date”). LIBOR for the first Floating Rate Interest Period will be as determined on March 5, 2008.

“LIBOR” means, with respect to any Interest Determination Date, the offered rate for deposits of US dollars having a maturity of three months that appears on the Reuters Screen LIBOR01 display page, or any successor page, on Reuters or any successor service (or any such other service(s) as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for US dollar deposits) (the “Designated LIBOR Page”).

If no rate appears on the Designated LIBOR Page, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in US dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the calculation agent, after consultation with us, for a term of three months and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in US dollars in such market at such time (a “Representative Amount”). The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations. If fewer than two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such Interest Determination Date by three major banks in New York City, selected by the calculation agent, after consultation with us, for loans in US dollars to leading European banks, for a term of three months and in a Representative Amount; provided, however , that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such Interest Period.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by law.

Form and Denomination

The notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued initially as global notes.

Further Issues

The issuer may, from time to time, without notice to, or the consent of, the Holders of the notes, “reopen” each series of notes and create and issue additional notes having identical terms and conditions as the 2013 notes, the 2018 notes, the 2038 notes or the Floating Rate Notes, as the case may be (or in all respects except for the issue date, issue price, payment of interest accruing prior to the issue date of such additional notes and/or the first payment of interest following the issue date of such additional notes) so that the additional notes are consolidated and form a single series of notes with the 2013 notes, the 2018 notes, the 2038 notes or the Floating Rate Notes, as the case may be.

Status of the Notes

The notes will be unsecured and unsubordinated obligations of the issuer and will rank pari passu in right of payment among themselves and with all other present and future unsecured and unsubordinated indebtedness of the issuer (save for certain obligations required to be preferred by law).

Payment of Additional Amounts

The Netherlands may require the issuer to withhold amounts from payments on the principal or interest on the notes for taxes or any other governmental charges. If a withholding of this type is required, the issuer may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which the issuer must pay additional amounts, see “Description of Debt Securities We May Offer — Payment of Additional Amounts” in the attached prospectus.

Redemption

Optional Redemption

Fixed Rate Notes

The issuer may redeem each series of Fixed Rate Notes in whole or in part, at the issuer’s option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of the applicable Remaining Scheduled Payments discounted to the date of redemption (the “redemption date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate plus, in the case of the 2013 notes, 35 basis points, in the case of the 2018 notes, 35 basis points and, in the case of the 2038 notes, 40 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the Fixed Rate Notes to be redeemed to the redemption date. In connection with such optional redemption the following defined terms apply:

•

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2013 notes, the 2018 notes or the 2038 notes, as the case may be.

•

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•	“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the issuer to act as the “Independent Investment Banker”.

•

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and UBS Securities LLC, their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any optional redemption will be given in accordance with “Description of Debt Securities We May Offer—Notice” in the attached prospectus at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed.

Floating Rate Notes

Subject to the optional tax redemption described in the attached prospectus, we may not redeem the Floating Rate Notes prior to maturity.

Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless the issuer has exercised its right to redeem the notes of that series as described under “— Optional Redemption” or “— Redemption for Tax Reasons,” the terms of the notes provide that each Holder of the notes of that series will have the right to require the issuer to purchase all or a portion of such Holder’s notes of that series (in integral multiples of $1,000) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of the notes of that series on the relevant record date to receive interest due on the relevant interest payment date.

Within 60 days following the date upon which the Change of Control Triggering Event occurred, or at the issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the issuer will be required to send, by mail, a notice to each Holder of the notes of the applicable series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes of the applicable series electing to have such notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of each note completed, to the Trustee at the address specified in the notice, or transfer such notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

The issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the issuer and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

•

“Change of Control” means the occurrence of any one of the following: (i) Control is acquired or held by any Person or any Persons acting in concert, within the meaning of Section 5:45, subsection 5 of the Dutch Act on financial supervision (Wet op het financieel toezicht) as to the exercise of Voting Stock or (ii) the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction, provided, however, that a Change of Control will not be deemed to have occurred solely as a result of the issuance or transfer, with the co-operation of the issuer’s Supervisory Board, Board of Management or the issuer’s general meeting of shareholders, as applicable, and, in each case, if required, of any preference shares in the issuer’s share capital to the foundation Stichting Preferente Aandelen Philips or its successor.

•

“Change of Control Triggering Event” means, with respect to each series of notes, the notes of that series are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade) provided that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

•	“Control” means ownership of such a number of shares of Voting Stock carrying more than fifty per cent (50%) of the voting rights of the issuer.

•

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any replacement Rating Agency.

•	“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

•

“Person” means any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state ( in each case whether or not being a separate legal entity).

•

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the issuer may appoint a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency as certified by the issuer to the Trustee.

•	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

•	“Voting Stock” means shares in the issued share capital of the issuer carrying voting rights.

Defeasance and Discharge

We may release ourselves from payment or other obligations on the notes as described under “Description of Debt Securities We May Offer — Defeasance and Discharge”.

Regarding the Trustee

Deutsche Bank Trust Company Americas will be the Trustee under the Indenture. The issuer and some of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Greenwich Capital Markets, Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below (the “joint bookrunning managers”). Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement (the “underwriting agreement”), each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the respective principal amounts of 2013 notes, 2018 notes, 2038 notes and the Floating Rate Notes set forth opposite the underwriter’s name:

Underwriter	Principal amount of 2013 Notes	Principal amount of 2018 Notes	Principal amount of 2038 Notes	Principal amount of Floating Rate Notes
Citigroup Global Markets Inc.	$125,000,000	$312,500,000	$250,000,000	$87,500,000
J.P. Morgan Securities Inc.	$125,000,000	$312,500,000	$250,000,000	$87,500,000
Greenwich Capital Markets, Inc.	$50,000,000	$125,000,000	$100,000,000	$35,000,000
Credit Suisse Securities (USA) LLC	$50,000,000	$125,000,000	$100,000,000	$35,000,000
UBS Securities LLC	$50,000,000	$125,000,000	$100,000,000	$35,000,000
BNP Paribas Securities Corp.	$20,000,000	$50,000,000	$40,000,000	$14,000,000
HSBC Securities (USA) Inc.	$20,000,000	$50,000,000	$40,000,000	$14,000,000
ING Financial Markets LLC	$20,000,000	$50,000,000	$40,000,000	$14,000,000
Rabo Securities USA, Inc.	$20,000,000	$50,000,000	$40,000,000	$14,000,000
SG Americas Securities, LLC	$20,000,000	$50,000,000	$40,000,000	$14,000,000

Total	$500,000,000	$1,250,000,000	$1,000,000,000	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a discount. Any notes sold by the underwriters to securities dealers may be sold at discounts from the applicable public offering prices of up to 0.200% of the principal amount of 2013 notes, 0.250% of the principal amount of 2018 notes, 0.500% of the principal amount of 2038 notes and 0.150% of the principal amount of the Floating Rate Notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at discounts from the applicable public offering prices of up to 0.100% of the principal amount of 2013 notes, 0.125% of the principal amount of 2018 notes, 0.250% of the principal amount of 2038 notes and 0.050% of the principal amount of the Floating Rate Notes. If all the notes are not sold at the applicable public offering price, the underwriters may change such offering price and the other selling terms.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because another underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have performed certain investment and commercial banking or financial advisory services for us and our affiliates from time to time, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they expect to receive customary fees and commissions. In addition, some of the underwriters or their affiliates are lenders under our $2.5 billion undrawn credit facility and may be creditors in connection with the maturing debt that we intend to repay through the net proceeds from the sale of notes in this offering.

The underwriters have agreed to reimburse us for certain of our expenses associated with this offering. We estimate that the expenses for this offering will be $2 million.

It is expected that delivery of the notes will be made against payment therefore on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth day following the date of the pricing of the notes (such settlement cycle being herein referred to as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade certificates on the date of pricing or the next business day should consult their own advisors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

provided that no such offer of securities shall require us nor the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

This prospectus supplement has been prepared on the basis that all offers of the notes within the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in relevant member states of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us, our affiliates or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the notes contemplated in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. This prospectus supplement is directed only at relevant persons, and any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of registered global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one global note with respect to each series of notes to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special Situations When the Global Security Will Be Terminated” in the attached prospectus.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

We will wire principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear. The ISIN for the 2013 notes is US500472AA30, and the CUSIP number for the 2013 notes is 500472AA3. The ISIN for the 2018 notes is US500472AB13, and the CUSIP number for the 2018 notes is 500472AB1. The ISIN for the 2038 notes is US500472AC95, and the CUSIP number for the 2038 notes is 500472AC9. The ISIN for the Floating Rate Notes is US500472D78, and the CUSIP number for the Floating Rate Notes is 500472AD7.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon by Sullivan & Cromwell LLP, U.S. counsel for Koninklijke Philips Electronics N.V., and Davis Polk & Wardwell, U.S. counsel for the underwriters. Sullivan & Cromwell LLP and Davis Polk & Wardwell may rely upon Mr. Albert F. Verdam, legal adviser to Koninklijke Philips Electronics N.V. with respect to all matters of Netherlands law, and Mr. Albert F. Verdam may rely upon Sullivan & Cromwell LLP with respect to all matters of New York law.

PROSPECTUS

KONINKLIJKE PHILIPS ELECTRONICS N.V.

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell these debt securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in these securities involves certain risks. See “ Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 4, 2008

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under “Where You Can Find More Information”. This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus, and the final term sheet, if any, and prospectus supplement relating to the particular securities being offered.

Koninklijke Philips Electronics N.V.

Koninklijke Philips Electronics N.V. is a limited liability company incorporated under Netherlands law tracing its origins to Philips & Co., which was established in 1891. Koninklijke Philips Electronics N.V. is the holding company for, and part of, the Philips group of companies. Its shares are listed on Euronext Amsterdam and the New York Stock Exchange. Philips delivers products, systems and services in the fields of lighting, healthcare, consumer electronics and domestic appliances and personal care. As of December 31, 2007, Philips had approximately 103 production sites in 29 countries and sales and service outlets in approximately 150 countries and some 123,800 employees. Philips’ principal executive office is located at Breitner Center, Amstelplein 2, 1096 BC, Amsterdam, The Netherlands. Our telephone number is (011) 31 20 59 77 777.

Debt Securities

For any particular debt securities we may offer, the applicable final term sheet, if any, and the applicable prospectus supplement will describe the title of the debt securities, the aggregate principal or face amount and the purchase price; the stated maturity; the amount or manner of calculating the amount payable at maturity; the rate or manner of calculating the rate and the payment dates for interest, if any; the redemption or repurchase terms; and any other specific terms. The debt securities will be issued pursuant to an indenture (the “Indenture”) entered into between us and Deutsche Bank Trust Company Americas, which acts as Trustee (the “Trustee”).

When we use the term “securities” or “debt securities” in this prospectus, we mean any of the securities we may offer with this prospectus. This prospectus, including this summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in the prospectus supplement.

Form of Securities

The securities of a series may be offered in the form of one or more global certificates in bearer or registered form that will be deposited with a depositary, such as The Depository Trust Company, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), as specified in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on March 4, 2008 with the U.S. Securities and Exchange Commission using the shelf registration process. We may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of those securities and their offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the heading “Where You Can Find More Information” prior to purchasing any of the securities offered by this prospectus.

Unless the context otherwise requires, references in this prospectus to Koninklijke Philips Electronics N.V. or the “issuer” are references to Koninklijke Philips Electronics N.V. without its subsidiaries, and references to “Philips”, the “Philips group”, “we”, “our”, “ours” and “us” are to Koninklijke Philips Electronics N.V. and its consolidated subsidiaries.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to buy securities. In particular, you should review the risks relating to our business included in the Annual Report on Form 20-F, incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the securities

We may be able to incur substantially more debt in the future.

We may be able to incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the securities will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the securities now face.

The securities lack a developed public market.

There can be no assurance regarding the future development of a market for the securities or the ability of holders of the securities to sell their securities or the price at which such holders may be able to sell their securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, Philips’ operating results and the market for similar securities. The initial purchasers may make a market in the securities as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so, and any such market-making activities with respect to the securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the securities or that an active public market for the securities will develop. See “Plan of Distribution.”

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

As a holding company, Koninklijke Philips Electronics N.V. depends upon cash flow received from its subsidiaries to meet its payment obligations under the securities. Since the creditors of any of our subsidiaries generally would have a right to receive payment that is superior to the parent company’s right to receive payment from the assets of that subsidiary, holders of the securities will be effectively subordinated to creditors of the parent company insofar as cash flows from those subsidiaries are relevant to the securities. The terms and conditions of the securities do not limit the amount of liabilities that our group subsidiaries may incur. In addition, certain of our subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends.

Our credit ratings may not reflect all risks of an investment in the securities.

The credit ratings ascribed to us and the securities are intended to reflect our ability to meet our payment obligations in respect of the securities, and may not reflect the potential impact of all risks related to structure and other factors on the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the securities.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Koninklijke Philips Electronics N.V. is organized under the laws of The Netherlands. Many of our assets are located outside the United States. In addition, most of the members of our Supervisory Board, Board of Management and officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See “Enforcement of Civil Liabilities.”

WHERE YOU CAN FIND MORE INFORMATION

Koninklijke Philips Electronics N.V. is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers and files annual and other information with the SEC. You may read and copy any document that Koninklijke Philips Electronics N.V. files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, Koninklijke Philips Electronics N.V.’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov. However, if we satisfy the applicable conditions set forth in the SEC rules, we may seek to suspend or terminate our Exchange Act reporting obligations.

Koninklijke Philips Electronics N.V.’s shares are listed on Euronext Amsterdam and the New York Stock Exchange, the latter in the form of American Depository Receipt (ADR). You can consult reports and other information about Koninklijke Philips Electronics N.V. that is filed pursuant to the rules of Euronext Amsterdam and the New York Stock Exchange at these exchanges.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2007 (the “Annual Report on Form 20-F”) (File No. 001-05146-01), filed with the SEC on February 19, 2008 and any future filing made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering is completed. Any report on Form 6-K that we furnish to the SEC after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus.

You may also request a copy of documents incorporated by reference at no cost, by contacting us at the following address and phone number:

Koninklijke Philips Electronics N.V.

Breitner Center, HBT 11-8

P.O. Box 77900, 1070 MX Amsterdam

The Netherlands

Tel: (+31) 20 59 77221

The Annual Report on Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus, to the extent applicable, automatically updates and supersedes the information in our Annual Report on Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

In order to utilize the ‘Safe Harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995, we are providing the following cautionary statement. This prospectus, including documents incorporated by reference, may contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of Philips and certain of the plans, objectives, assumptions, projections, expectations, intentions or beliefs of Philips with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘will,’ ‘expects,’ ‘is expected to,’ ‘should,’ ‘may,’ ‘objective,’ ‘is likely to,’ ‘intends,’ ‘believes,’ ‘plans,’ ‘we see,’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include but are not limited to:

•	Dutch and global economic and business conditions;

•	the successful implementation of our strategy and our ability to realize the benefits of this strategy;

•	our ability to develop and market new products;

•	changes in legislation;

•	legal proceedings;

•	changes in exchange and interest rates;

•	changes in tax rates, pension costs, raw materials and employee costs;

•	our ability to identify and complete successful acquisitions and to integrate those acquisitions into our business;

•	our ability to successfully exit certain businesses or restructure our operations;

•	the rate of technological changes, political, economic and other developments in countries where Philips operates; and

•	industry consolidation and competition.

Furthermore a review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found under “Risk Factors” in the Annual Report on Form 20-F. We also suggest that you review the Operating and financial review and prospects in the Annual Report on Form 20-F. All subsequent written or oral forward-looking statements attributable to the Company or any member of the Group or any persons acting on their behalf are expressly qualified in their entirety by the factors referred to above. Neither Philips nor any of its affiliates intends to update these forward-looking statements.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our current and long-term liabilities and total capitalization as of December 31, 2007 prepared on the basis of United States Generally Accepted Accounting Principles.

As at December 31, 2007 Actual
(in millions of EUR)
Current Liabilities:
Short-term interest bearing liabilities	2,345
Other current liabilities	7,288

Total current liabilities	9,633

Long-term liabilities:
Long-term debt	1,212
Of which unsecured	1,212
Of which secured	—
Non-interest bearing	3,772

Total long-term liabilities	4,984

Minority interest:	42
Stockholders’ equity:
Issued and fully paid common stock, nominal value EUR 0.20 per share	228
Treasury shares	(2,216)
Capital in excess of par	—
Retained earnings	25,559
Accumulated other comprehensive income (loss)	(1,887)

Total stockholders’ equity	21,684

Total liabilities and stockholders’ equity	36,343

The total outstanding off balance sheet credit-related guarantees provided by the issuer for the benefit of unconsolidated companies and third parties as at December 31, 2007 was EUR 45 million.

In January 2008, we completed the acquisition of Genlyte Group for a total cash consideration of approximately EUR 1.9 billion. In February 2008, we completed the acquisition of Visicu Inc. for a total cash consideration of approximately EUR 300 million. During February 2008 we redeemed EUR 130 million of maturing notes. During January and February 2008, we conducted share repurchases of approximately EUR 800 million.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to fixed charges for the five years ended December 31, 2007 were:

Year ended December 31,
2007	2006(1)	2005(1)	2004(1)	2003(1)
12.15	3.52	5.55	5.37	2.30

(1)	Restated to present the MDS business, Semiconductors division and Medquist business as discontinued operations.

The ratio of earnings to fixed charges is computed by aggregating (a) income (loss) from continuing operations before taxes (b) dividend income receivable from equity accounted investees, (c) amortisation on capitalised interest (assuming amortisation over ten years) and (d) fixed charges, and dividing the total by fixed charges.

Fixed charges comprise (a) interest and similar payments including financing costs on all indebtedness (b) capitalised interest and (c) one third of rental expense (being that portion of rental expense representative of the interest factor).

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include working capital, the repayment of existing debt (including debt of acquired companies), for financing capital investments or acquisitions and any other purposes that may be stated in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following is a summary of the general terms of the debt securities. It sets forth possible terms and conditions for each series of debt securities. Each time that we offer debt securities, we will prepare and file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement may contain additional terms and provisions of those securities. If there is any inconsistency between the terms and conditions presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.

The debt securities of any series will be our unsecured obligations, and will rank equally with all of our other unsecured and unsubordinated obligations.

We will issue the debt securities under the Indenture between us and Deutsche Bank Trust Company Americas as Trustee. The terms of the debt securities include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act. You should read the Indenture. We have filed a copy of the Indenture, including supplements deemed to be part of the Indenture, as an exhibit to the registration statement, of which this prospectus is a part.

Because this section is a summary, it does not describe every aspect of the debt securities in detail. This summary is subject to, and qualified by reference to, all of the definitions and provisions of both the Indenture and each series of debt securities. Certain terms, unless otherwise defined here, have the meaning given to them in the Indenture. The terms “Holder” and other similar terms refer to the “registered holder” of the applicable notes, and not to a beneficial owner of a book-entry interest in any notes, unless the context otherwise clearly requires.

General

The debt securities are not deposits and are not insured by any regulatory body of the United States or The Netherlands.

Deutsche Bank Trust Company Americas acts as the Trustee under the Indenture. The Trustee has two principal functions:

•	First, it can enforce your rights against us if we default on debt securities issued under the Indenture, subject to certain limitations described in the Indenture; and

•	Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The Indenture does not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series, or as units comprised of two or more related series. The prospectus supplement will indicate for each series or for two or more related series of debt securities:

•	the title of the series of debt securities;

•	the issue price;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates of which interest, if any, on the series of debt securities will be due and payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions;

•	provisions for redemption at the option of the Holder or at the option of the issuer;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the terms under which any series of debt securities will be convertible into, or exchangeable for, other securities, including equity securities;

•	the denominations in which the debt securities will be issuable;

•	the currency of payment of principal and any premium or interest on the series of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	any index we will use to determine the amount of any payments of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described later under “Defeasance and Discharge- Covenant Defeasance”;

•

if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

We may sell debt securities that bear no interest or that bear interest at a rate below the prevailing market interest rate or at a discount to their stated principal amount (“discount securities”). We may also denominate securities in a currency other than U.S. dollars. The relevant prospectus supplement will describe any special United States federal income tax considerations applicable to debt securities denominated in a currency other than U.S. dollars.

Holders of debt securities have no voting rights except as summarized below under “Modification and Waiver”.

Form of Debt Securities

Debt securities will be issued only in fully registered form and may be represented in whole or in part by one or more global securities. Each debt security, including a global debt security, will be represented by a certificate in registered form and the person or entity named in the certificate is the holder.

Payment of Additional Amounts

The issuer will pay any amounts to be paid by it on the debt securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of The Netherlands or any political subdivision or authority of The Netherlands that has the power to tax, unless the deduction or withholding is required by law. If at any time a taxing jurisdiction of The Netherlands requires the issuer to deduct or withhold taxes, the issuer will pay such additional amounts of, or in respect of, the principal of, any premium, and any interest, or other amounts to which a holder is entitled on the debt securities (“Additional Amounts”) as are necessary so that the net amounts paid to the holders, after the deduction or withholding, shall equal the amounts which would have been payable had no such deduction or withholding been required. However, the issuer will not pay Additional Amounts for taxes in any of the following circumstances:

(i)	the tax or charge is imposed only because the Holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the Holder, if the Holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction or otherwise than through holding the debt securities. These connections include, but are not limited to, where the Holder or related party: (a) is or has been a citizen or resident of the jurisdiction; (b) is or has been engaged in trade or business in the jurisdiction; (c) has or had a permanent establishment in the jurisdiction; or (d) has, or has had, a substantial interest in the issuer’s share capital;

(ii)	the tax or charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for, whichever occurs later;

(iii)	the tax is an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(iv)	the tax, assessment or governmental charge is payable in a manner that does not involve withholding;

(v)	the tax, assessment or governmental charge is imposed or withheld because the Holder or beneficial owner failed to comply with any of the issuer’s requests for the following that the statutes, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding: (a) to provide information about the nationality, residence, or identity of the Holder or beneficial owner; or (b) to make a declaration or satisfy any other information requirements;

(vi)	the withholding or deduction is imposed pursuant to European Union Directive 2003/48/EC on the taxation of savings or any law or agreement implementing or complying with, or introduced to conform to, such Directive;

(vii)	the withholding or deduction is imposed on a Holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent in a member state of the European Union, or

(viii)	the Holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

Whenever the issuer refers in this prospectus to the payment of the principal of, any premium, or any interest, or other amounts to which a Holder is entitled, if any, on, or in respect of, any debt securities, the issuer means to include the payment of Additional Amounts to the extent that, in context, Additional Amounts are, were or would be payable.

Redemption

General

Upon presentation of any debt security redeemed in part only, the issuer will execute and the Trustee will authenticate and deliver to or on the order of the holder thereof, at the expense of the issuer, a new debt security or debt securities, of authorized denominations, in principal amount equal to the unredeemed portion of the debt security so presented.

On or before any redemption date, the issuer shall deposit with the Trustee money sufficient to pay the redemption price of and accrued interest on the debt securities to be redeemed on such date. If less than all the debt securities are to be redeemed, the debt securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate and is consistent with the rules of DTC.

Redemption for Tax Reasons

The issuer will have the option to redeem the debt securities of any series upon not less than 30 nor more than 60 days’ notice at any time, if the issuer determines that it will or would be required to pay holders Additional Amounts, and it cannot avoid such payment by reasonable measures available to it as a result of: (i) a change in or amendment to the laws or regulations of The Netherlands (or of any political subdivision or taxing authority thereof or therein), or (ii) a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective (1) in the case of the issuer, on or after the date of this prospectus or (2) in the case of a successor company, the date such successor assumes the obligation under the debt securities.

In each case, before the issuer gives a notice of redemption, it shall be required to deliver to the Trustee an officer’s certificate confirming that the issuer is entitled to exercise its right of redemption. The redemption must be made in respect of all, but not some, of the debt securities of the relevant series. The redemption price will be equal to 100% of the principal amount of such debt securities together with any accrued but unpaid interest to the date fixed for redemption.

Covenants

Restrictions on Liens

Some of the issuer’s property may be subject to a mortgage or other legal mechanism that gives its lenders preferential rights in that property over other lenders, including the holders, or over the issuer’s general creditors if the issuer fails to pay them back. These preferential rights are called liens. The issuer promises that it and its restricted subsidiaries will not become obligated on any new debt for borrowed money that is secured by a lien on any of its principal properties or on any shares of stock of any of its restricted subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to the holders.

The issuer does not need to comply with this restriction if the amount of all debt that would be secured by liens on its principal properties and the shares of stock of its restricted subsidiaries, excluding debt secured by the liens that are listed later, is less than 15% of the issuer’s consolidated shareholders’ equity.

This restriction on liens applies only to liens for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens the issuer creates to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

This restriction on liens also does not apply to debt secured by a number of different types of liens and issuer can disregard this debt when it calculates the limits imposed by this restriction. These types of liens that the issuer can disregard include the following:

•	any lien existing on or before the date of the Indenture;

•	judgment liens;

•	any lien arising by operation of law and not securing amounts more than ninety days overdue or otherwise being contested in good faith;

•

any lien subsisting over any principal property, shares of stock of any restricted subsidiary (that becomes a restricted subsidiary after the date of the Indenture) subsisting prior to the date of such subsidiary becoming a restricted subsidiary, provided that such lien was not created in contemplation of such subsidiary becoming a restricted subsidiary;

•

any lien on a principal property, shares or title documents for such property, shares of stock of any restricted subsidiary that the issuer or any restricted subsidiary acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, development, redevelopment, modification or improvement;

•	any lien over any principal property, or title documents for such property, shares of stock of any restricted subsidiary that the issuer or any restricted subsidiary acquired subject to the lien;

•

any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a principal property for which such project has been undertaken and where the recourse of the creditors relating to the indebtedness is limited to the project and principal property;

•

any lien incurred or deposits made in the ordinary course of business including but not limited to: (i) any mechanics’, materialsmens’, carriers’, workmen’, vendors’ or similar lien, (ii) any lien incurred or deposits made securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, and (iii) any easements or rights-of-way restrictions and other similar charges;

•

any lien or deposits securing the performance of tenders, bids, leases, statutory obligations, surety bonds and appeal bonds, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

•

any lien in the issuer’s principal property or that of any restricted subsidiary in favor of the U.S. federal or any state government or The Netherlands or EU government or any instrumentality or agency of any of them, securing the issuer’s obligations or those of any restricted subsidiary as a result of any contract or payment owed to such government, instrumentality or agency pursuant to applicable laws, rules, regulations or statutes;

•	any lien securing taxes or assessments or other applicable governmental charges or levies;

•

any lien securing industrial revenue, development or similar bonds issued by or for the benefit of the issuer or any of its restricted subsidiaries, provided that the industrial revenue, development or similar bonds are non-recourse to the issuer or any restricted subsidiary;

•	any lien on the issuer’s favor or in favor of any of its subsidiaries; and

•

any extension, renewal or replacement or successive extensions, renewals or replacements, as a whole or in part, of any lien included earlier in this list, for amounts not exceeding the principal amount of the borrowed money secured by the lien which is to be so extended, renewed or replaced provided that the extension, renewal, or replacement lien is limited to all or part of the same property, including improvements, that secured the lien to be extended, renewed or replaced.

“Principal property” means a building, structure or other facility, and the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or processing and located in the Unites States or The Netherlands and that the issuer or a restricted subsidiary owns or leases. The gross book value of the property must exceed 2% of the issuer’s consolidated shareholders’ equity. Any property or portion of any property is not a principal property if the issuer’s board of management of the issuer: (i) does not view it as materially important to the total business conducted by the issuer and its subsidiaries as an entirety; or (ii) does not view any portion of the property as materially important for the use of the property. The issuer and its subsidiaries currently do not have any principal property.

“Restricted subsidiary” means any subsidiary (i) substantially all of the physical properties of which are located, or substantially all of the operation of which are conducted, within the United States or The Netherlands and (ii) which owns a principal property, provided however, that the term “Restricted subsidiary” shall not include any subsidiary which is primarily engaged in leasing or in financing installment receivables or which is principally engaged in financing the operations of the issuer and/or its consolidated subsidiaries.

“Consolidated shareholders’ equity” means, with respect to the issuer and its subsidiaries considered as an entirety, the sum of the amounts described in the issuer’s most recent audited consolidated balance sheet as “minority interests” and “stockholders’ equity” (or such other terms as may be used by the issuer to describe the equity of Philips or stockholders’ equity of Philips determined in accordance with its accounting policies), in conformity with International Financial Reporting Standards as adopted by the European Union (“IFRS”) or, if the issuer does not prepare financial statements under IFRS, the body of generally accepted accounting principles, as applied by the issuer, on the basis of which the issuer prepares its primary financial statements.

Consolidated shareholders’ equity will also be deemed to include any capital securities of the issuer or similar instruments issued from time to time, provided that the terms of such capital securities or similar instruments do not require the issuer, or permit the holder thereof to require the issuer, to repay, redeem or repurchase such securities or instruments for any consideration other than securities constituting consolidated shareholders’ equity.

“Subsidiary” means a corporation (i) more than 50% of the outstanding voting stock or equity interest of which is owned, directly or indirectly, by the issuer or by one or more other subsidiaries, or by the issuer and one or more other subsidiaries or (ii) which is fully consolidated into the issuer’s financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) or, if the issuer does not prepare financial statements under IFRS, the body of generally accepted accounting principles, as applied by the issuer, on the basis of which the issuer prepares its primary financial statements. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Restrictions on Sales and Leasebacks

Neither the issuer nor any of its restricted subsidiaries will enter into any sale and leaseback transaction involving a principal property unless it complies with this covenant. A sale and leaseback transaction is an arrangement between the issuer or a restricted subsidiary and a bank, insurance company or other lender or investor where the issuer or its restricted subsidiary leases a principal property that the issuer or its restricted subsidiary has owned for more than six months and which has been sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The issuer can comply with this covenant in either of two different ways. First, it will be in compliance if the issuer or its restricted subsidiary could grant a lien on the principal property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to Holders under the restriction on liens described above.

Second, the issuer can comply if it invests an amount equal to at least the net proceeds of the sale of the principal property that the issuer or its restricted subsidiary leases in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any principal property or used to retire indebtedness for money that the issuer or its restricted subsidiaries borrowed, incurred or assumed and that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower, within one year of the transaction.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between the issuer and one of its subsidiaries, or between one of the issuer’s restricted subsidiaries and either the issuer or one of its other subsidiaries. It also does not apply to any lease with a term, including renewals, of three years or less.

Events of Default

The following will be Events of Default (each an “Event of Default”) with respect to the applicable debt securities:

(i) the issuer fails to pay principal or any premium on any security of that series when due and payable (other than, in limited circumstances, on account of an administrative error whether by the issuer or a bank involved in transferring the funds); or

(ii) the issuer fails to pay any interest or Additional Amounts on any debt securities of that series when due and payable, and the failure continues for 30 days; or

(iii) the issuer fails to perform or otherwise breaches any of its covenants in respect of the applicable debt securities or Indenture (other than those described in paragraphs (i) and (ii) above), and continuance of such default or breach for a period of 60 days after there has been given a written notice, by registered or certified mail, to the issuer by the Trustee or to the issuer and the Trustee by the Holders of at least 25% in principal amount of the outstanding debt securities affected thereby, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the debt securities; or

(iv) default in the payment of the principal of any Capital Market Indebtedness in an aggregate amount exceeding $75 million (or its equivalent in any other currency or currencies) when such Capital Market Indebtedness becomes due and payable at maturity, or becomes due and payable prior to the stated maturity thereof as a result of the occurrence of a default if (a) such default shall continue unremedied or unwaived for more than 15 days following the receipt by the Company from the relevant holder of such Capital Market Indebtedness of such notice of default or, in the case that no notice of default is required in respect thereof, such default is not remedied or waived within a reasonably practicable period, (b) the time for payment of such amount has not been expressly extended and (c) affirmative action to demand for payment of such Capital Market Indebtedness has been taken and not withdrawn for five days; provided, that if such default under such Capital Market Indebtedness shall be remedied or cured by the issuer or waived by the holders of such Capital Market Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed to be likewise to have been remedied, cured or waived without any further action; and provided further, that no Event of Default hereunder shall be deemed to exist in a case where the issuer is prevented or delayed, directly or indirectly, by an government or other authority from fulfilling its obligation under the relevant Capital Market Indebtedness; or

(v) the issuer applies for bankruptcy or is adjudicated bankrupt or suffers the appointment of an administrator or liquidator by order of a court of competent jurisdiction or applies for (provisional) suspension of payments (“(voorlopige) surséance van betaling”) or is wound up or if the issuer offers a compromise to all its creditors or negotiates with all its creditors another agreement relating to its payment difficulties, or if such measures are officially decreed.

Each series of debt securities will provide that if an Event of Default occurs and is continuing, then and in each and every such case, unless the principal of all the applicable series of debt securities shall have already become due and payable, the Holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding, by notice in writing to the issuer and to the Trustee, may declare the entire principal amount of all the applicable debt securities in the series issued pursuant to the Indenture, and interest accrued and unpaid thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, without any further declaration or other act on the part of any Holder. Under certain circumstances, the Holders of a majority in aggregate principal amount of the applicable debt securities in a series then outstanding, by written notice to the issuer and the Trustee, may waive defaults and rescind and annul declarations of acceleration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impart any right consequent thereon.

The Holders of a majority in aggregate principal amount of the applicable debt securities in a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture.

The issuer will furnish to the Trustee every year a written statement of certain of its officers certifying that, to their knowledge, the issuer is in compliance with the Indenture and the debt securities, or else specifying any default.

An Event of Default with respect to one series of debt securities would not necessarily constitute an event of default with respect to other series of debt securities.

For the purposes of the above, “Capital Market Indebtedness” means any obligation of the issuer for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds debt securities or other securities which are, or are capable of being, listed or traded on a stock exchange or other recognized securities market.

Consolidation, Merger and Sale of Assets

The issuer may, without the consent of the Holders of the debt securities, consolidate with, merge into or transfer or lease its assets substantially as an entirety to, any person of the persons specified in the Indenture, provided that: (i) any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of the issuer’s assets, must assume the issuer’s obligations on the debt securities; (ii) immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met (including the payment of any Additional Amounts that are payable).

If the issuer consolidates or merges with or into any other corporation or sell all or substantially all of its assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for the issuer in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise the issuer’s rights and powers under the Indenture, in the issuer’s name or in its own name and the issuer will be released from all of its liabilities and obligations under the Indenture and under the debt securities.

Defeasance and Discharge

The issuer can legally release itself from any payment or other obligations on debt securities, except for various obligations described in this section, if it, in addition to other actions, puts in place the following arrangements for applicable Holders to be repaid: (i) the issuer must deposit in trust for each Holder’s benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the applicable debt securities on their various due dates and (ii) the issuer must deliver to the Trustee a legal opinion of U.S. tax counsel of recognized standing with respect to U.S. federal income tax matters confirming that, as a result of a change in U.S. federal income tax law, the issuer may make the above deposit without causing Holders to be taxed on the applicable debt securities any differently than if the issuer did not make the deposit and just repaid the applicable debt securities itself. The issuer would not have to deliver this opinion if it received from, or there has been published by, the United States Internal Revenue Service a ruling that states the same conclusion.

However, even if the issuer takes these actions, a number of its obligations relating to the applicable debt securities will remain. These include the following obligations: (i) to register the transfer and exchange of such debt securities; (ii) to replace mutilated, destroyed, lost or stolen debt securities; (iii) to maintain paying agencies; and (iv) to hold money for payment in trust.

Covenant Defeasance

The issuer can legally release itself from compliance with certain restrictive covenants, including those described under “Covenants” above and the occurrence of certain Events of Default in relation to such restrictive covenants, if it, in addition to other actions, deposits the monies, bonds and debt securities, and delivers the opinion, specified above under “Defeasance and Discharge”.

The issuer must deliver to the Trustee a legal opinion of U.S. tax counsel of recognized standing confirming that under current U.S. federal income tax law the issuer can legally release itself from compliance with such covenants without causing Holders to be taxed on the applicable debt securities any differently than if the issuer did not legally release itself from compliance with such covenants.

However, the issuer will remain liable in the event that an acceleration following an Event of Default has the result that the deposited monies, bonds and debt securities are not sufficient to pay amounts due on such debt securities. In such event, the issuer will remain liable for the remaining amounts due.

Modification and Waiver

The Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests.

There are three types of changes that the issuer can make to the Indenture and the debt securities.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made to debt securities without each affected Holder’s specific approval. Following is a list of those types of changes:

(i) change the stated maturity of the principal, or any installment of principal, or interest on the debt securities;

(ii) reduce any amounts and the rate of interest of a debt security or any premium due upon its redemption;

(iii) reduce the amount of principal payable upon acceleration of the maturity of an original issue discount security or any other debt security following a default;

(iv) change the place or currency of payment on a debt security;

(v) impair your right to sue for payment or conversion;

(vi) reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the Indenture;

(vii) reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with various provisions of the Indenture or to waive various defaults;

(viii) modify any other aspect of the provisions dealing with modification and waiver of the Indenture, unless to provide that additional provisions of the Indenture cannot be modified or waived without your consent; and

(ix) modify or affect in any manner adverse to the Holders any of the issuer’s obligations that relate to payment of principal, premium or interest.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the debt securities is the kind that requires a vote in favor by Holders owning a majority of the principal amount of the particular series of debt securities affected. Most changes fall into this category. The same majority vote would be required for the issuer to obtain a waiver of all or part of the covenants described above or a waiver of a past default. However, the issuer cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described previously under “Changes Requiring Each Holder’s Approval” unless the issuer obtains each Holder’s individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by Holders. This type is limited to clarifications, changes, amendments, supplements and other changes that would not adversely affect the Holders in any material respect.

Further Details Concerning Voting

Debt securities will not be considered outstanding, and therefore not eligible to vote, if the issuer has deposited or set aside in trust for the applicable Holder money for their payment or redemption and notice has been given to such Holder of such redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance”.

The issuer will generally be entitled to set any day as a record date for the purpose of determining the Holders of debt securities that are entitled to vote or take other action under the Indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If issuer or the Trustee set a record date for a vote or other action to be taken by Holders of a particular series of debt securities, that vote or action may be taken only by persons who are Holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that the issuer may specify (or as the Trustee may specify, if it sets the record date). The issuer may shorten or lengthen this period from time to time.

Prescription

Under New York’s statute of limitations, any legal action upon the debt securities in respect of interest or principal must be commenced within six years after the payment thereof is due. Thereafter the debt securities will become generally unenforceable.

Notice

Notices to Holders of debt securities will also be given by first-class mail postage prepaid to the last addresses of such Holders as they appear in the debt securities register. Such notices will be deemed to have been given on the date of such publication or mailing.

Consent to Service

The issuer will initially designate Philips Electronics North America Corporation, as its authorized agent for service of process in any legal suit, action or proceeding arising out of or relating to the performance of its obligations under the Indenture and the debt securities brought in any state or federal court in the Borough of Manhattan, the City of New York, and will irrevocably submit (but for those purposes only) to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.

Governing Law

The debt securities and Indenture will be governed by and construed in accordance with the laws of New York State, except that the issuer’s authorization and execution of the Indenture and the debt securities will be governed by the laws of The Netherlands.

Regarding the Trustee

Deutsche Bank Trust Company Americas will be the Trustee under the Indenture. The issuer and some of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of securities, we mean only the actual legal and (if applicable) record Holder of those securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, under the securities run only to the person with whom the securities are deposited, in the case of debt securities in bearer form, or in the special situations described below, to persons who are registered as Holders of the securities, in the case of securities in registered form. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder or person with whom the security is deposited, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect Holders. We may do this in two ways, depending on whether the security is in registered or bearer form.

If the security is in registered form, we require that the global security be registered in the name of a financial institution we select. If the security is a debt security in bearer form, we will deposit the global security with a financial institution we select.

In both cases, we require that the securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary”. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. A prospectus supplement relating to the offering of a series of securities will indicate whether the series will be issued only in the form of global securities, and whether such global securities will be in bearer form, fully registered form or both. For a description of provisions relating to global debt securities in bearer form, see “— Special Arrangements for Global Securities in Bearer Form” on page 23.

Special Investor Considerations for Global Securities

As an indirect Holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

•

The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. This difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations in Which a Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

The special situations for termination of a global security are:

•

When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and, in the case of debt securities in bearer form, we do not appoint a successor within 120 days.

•

When, in the case of debt securities in bearer form, The Depository Trust Company, referred to later as DTC, notifies the depositary that it is unwilling, unable or no longer qualified to continue holding certificateless depositary interests issued by the depositary with respect to the global securities, and we do not appoint a successor within 120 days.

•	When we, in the case of debt securities in bearer form, elect to exchange the global securities representing such debt securities for physical certificates representing such debt securities.

•

When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed under “Description of Debt Securities We May Offer —Events of Default” on page 16.

The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor, in the case of debt securities, the Trustee is responsible for deciding the names of the institutions that will be the initial direct Holders. For more information, see “Description of Debt Securities We May Offer” on page 11.

Special Arrangements for Global Securities in Bearer Form

If the debt securities of a series are issued in bearer form, we will deposit a global security representing the debt securities of that series with the depositary who will hold the global security. In turn, it will issue certificateless depositary interests representing 100% of the global security and deposit them with or on behalf of DTC.

You can hold a beneficial interest in the certificateless depositary interests only directly through DTC or indirectly through participants or indirect participants in DTC. These beneficial interests may be held in such denominations as are permitted by DTC. Indirect participants are banks, brokers, dealers, trust companies and other parties, including the Euroclear System and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant. For a description of the arrangements we have made with Deutsche Bank Trust Company Americas relating to the deposit of the global security with Deutsche Bank Trust Company Americas and Deutsche Bank Trust Company Americas’ issuance of certificateless depositary interests, see “Description of Debt Securities We May Offer — General” on page 11. Beneficial interests in the certificateless depositary interests are called book-entry securities.

CLEARANCE AND SETTLEMENT

General

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream, Luxembourg in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

Netherlands Taxation

The following is intended as general information only and it does not purport to present any comprehensive or complete picture of all aspects of Dutch tax laws which could be of relevance to a holder of securities (hereinafter referred to as “Securities”). Prospective holders of a Security (hereinafter referred to as “Holder”) should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of Securities.

The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

The issuers have been advised that under Dutch tax law the following treatment will apply to the Securities.

For the purpose of this paragraph, “Dutch taxes” shall mean taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Withholding Tax

Any payments made under the Securities will not be subject to withholding or deduction for, or on account of, any Dutch taxes.

Taxes on Income and Capital Gains

This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a Holder who has a (fictitious) substantial interest (“aanmerkelijk belang”) in Koninklijke Philips Electronics N.V. Generally, a Holder has a substantial interest in Koninklijke Philips Electronics N.V. if such Holder, alone or together with his partner, has, or if certain relatives of the Holder or his partner have, directly or indirectly:

•

the ownership of, or certain rights over, shares representing five percent or more of the total issued and outstanding capital of Koninklijke Philips Electronics N.V., or of the issued and outstanding capital of any class of shares Koninklijke Philips Electronics N.V.; or

•

the rights to acquire shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of Koninklijke Philips Electronics N.V., or of the issued and outstanding capital of any class of shares of Koninklijke Philips Electronics N.V.; or

•

certain profit participating certificates that relate to five percent or more of the annual profit of Koninklijke Philips Electronics N.V. or to five percent or more of the liquidation proceeds of Koninklijke Philips Electronics N.V.

Generally, a Holder has a fictitious substantial interest (“fictief aanmerkelijk belang”) if (a) he has disposed of, or is deemed to have disposed of, all or part of a substantial interest or (b) he is an individual and has transferred a business enterprise in exchange for shares, on a non-recognition basis.

Residents of The Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Holders:

•	individuals who are resident or deemed to be resident in The Netherlands;

•	individuals who opt to be treated as a resident in The Netherlands for purposes of Dutch taxation (jointly, “Dutch Individuals”); and

•

entities that are subject to the 1969 Dutch Corporate Income Tax Act (“CITA”) and are resident or deemed to be resident of The Netherlands for the purposes of the CITA (“Dutch Corporate Entities”), excluding:

•	pension funds (“pensioenfondsen”) and other entities, that are exempt from Dutch corporate income tax; and

•	Investment institutions (“beleggingsinstellingen”).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or receiving benefits from miscellaneous activities

Generally, a Dutch Individual who holds Securities that are not attributable to an enterprise from which he derives profits as an entrepreneur (ondememer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, or to miscellaneous activities (overige werkzaamheden), will be subject annually to an income tax imposed on a fictitious yield on such Securities. The Securities held by such Dutch Individual will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Securities, is set at a fixed amount. The fixed amount equals 4 percent of the average net fair market value of these assets and liabilities measured, in general, at the beginning and end of every calendar year. The current tax rate under the regime for savings and investments is a flat rate of 30 percent.

Dutch Individuals engaged or deemed to be engaged in an enterprise or earning benefits from miscellaneous activities

Any benefits derived or deemed to be derived from Securities (including any capital gains realized on the disposal thereof) that are either attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), or attributable to miscellaneous activities are generally subject to income tax in the Dutch Individual’s hands at progressive rates with a maximum of 52%.

Dutch Corporate Entities

Any benefits derived or deemed to be derived from Securities (including any capital gains realized on the disposal thereof) that are held by a Dutch Corporate Entity are generally subject to corporate income tax, currently 25.5% (the corporate income tax rate will be reduced to 20% if the total taxable income is below €40,000, if taxable income is between €40,000 and €200,000 corporate income tax rate will be reduced to 23%).

Non-residents of The Netherlands

A Holder other than a Dutch Individual or Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the ownership and disposal of the Securities, except if the Holder derives profits from an enterprise or deemed enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (“vaste inrichting”) or a permanent representative (“vaste vertegenwoordiger”) in The Netherlands, to which Securities are attributable; or

•

the Holder is an individual and derives benefits from miscellaneous activities (“resultaat uit overige werhzaamheden”) performed in The Netherlands in respect of Securities, including, without limitation, activities which are beyond the scope of active portfolio investment activities; or

•

the Holder is entitled to a share in the profits of and does not have an interest in an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Securities are attributable.

Gift tax or inheritance tax

No Dutch Taxes are due in respect of any gift of the Securities by, or inheritance of the Securities on the death of, a Holder, except if:

•	the Holder is a resident, or is deemed to be a resident, of The Netherlands; or

•	the transfer is controlled as an inheritance or bequest or as a gift made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be a resident of The Netherlands; or

•

the Holder, at the time of the gift or death, has an enterprise (or an interest in an enterprise) which is, in whole or in part, carried on through a permanent establishment or permanent representative in The Netherlands to which the Securities are attributable; or

•

the Holder passes away within 180 days after the date of the gift of the Securities and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident of The Netherlands; or

•

the Holder is entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Securities are attributable.

For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of The Netherlands if he has been a resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual will be deemed to be a resident of The Netherlands if he has been a resident of The Netherlands at any time during the 12 months preceding the date of the gift. Furthermore, under circumstances, a Holder will be deemed to be a resident of The Netherlands for purposes of Dutch gift and inheritance tax, if the heirs jointly or the recipient of the gift, as the case may be, so elect.

Other taxes

No other Dutch Taxes, such as turnover tax, or other similar tax or duty (including stamp duty and court fees), are due by the Issuers or the Holder by reason only of the issue, acquisition or transfer of the Securities.

Residency

Subject to the exceptions above, a Holder will not become a resident, or a deemed resident, of The Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of the Issuers’ performance, or the Holder’s acquisition (by way of issue or transfer to it), holding and/or disposal of the Securities.

EU Savings Directive

Under the EU Directive 2003/48/EC, The Netherlands is required, subject to a number of conditions being met, to provide to other Member States details of payments of interest and similar income paid from The Netherlands to individuals who are resident in other Member States.

United States Taxation

The following summary of the principal U.S. federal income tax consequences of ownership of securities deals only with securities held as capital assets by investors who purchase securities in the offering at the offering price, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle or conversion transaction, persons that are not “U.S. Holders,” as defined below, or persons whose functional currency is not the U.S. dollar. Investors who purchase securities at a price other than the offering price should consult their tax advisors as to the possible applicability to them of the amortizable bond premium or market discount rules. The summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

A U.S. Holder is a beneficial owner of a security that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a U.S. domestic corporation, (iii) an estate the income of which is subject to Untied States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Prospective purchasers of securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Internal Revenue Code of 1986, as amended, and the laws of any other taxing jurisdiction, of ownership of securities.

The following summary deals only with fixed rate and certain types of floating rate debt securities denominated in U.S. dollars which have no more than a de minimis amount of original issue discount. The applicable rules for any other type of debt security we may offer will be described in the applicable supplement.

Payments of Interest

Interest on a security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid by us on the securities constitutes income from sources outside the United States. Interest paid or accrued will, depending on the holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a U.S. Holder.

Purchase, Sale and Retirement and Other Disposition of the securities

A U.S. Holder’s tax basis in a security generally will be its cost. Upon the sale, exchange or retirement of a security a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued but unpaid interest) and the U.S. Holder’s tax basis in the security. Such gain or loss recognized on the sale or retirement of a security will be capital gain or loss. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting

Information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to a noncorporate U.S. Holder in respect of:

•

payments of principal and interest on a security within the United States, including payments made by wire transfer from outside the United States to an account maintained by the holder in the United States, and

•	the payment of the proceeds from the sale of a security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments to a noncorporate U.S. Holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a security that is effected at a foreign office of a broker generally will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the U.S. Holder in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to the U.S. Holder at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a security effected at a foreign office of a broker generally will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply to the sale by a U.S. Holder that is subject to information reporting, if the broker has actual knowledge that the holder is a U.S. person.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Each series of debt securities, warrants, purchase contracts or units offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities, warrants, purchase contracts or units offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers, agents or remarketing firms may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers, agents or remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Koninklijke Philips Electronics N.V. to indemnification by Koninklijke Philips Electronics N.V. against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Koninklijke Philips Electronics N.V. in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a US national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon by Sullivan & Cromwell LLP, U.S. counsel for Koninklijke Philips Electronics N.V. Sullivan & Cromwell LLP may rely upon Mr. Albert F. Verdam legal adviser to the issuer with respect to all matters of Netherlands law, and Mr. Albert F. Verdam may rely upon Sullivan & Cromwell LLP with respect to all matters of New York law. If this prospectus is delivered in connection with an underwritten offering, the validity of the debt securities may be passed upon for the underwriters by United States and Netherlands counsel for the underwriters specified in the related prospectus supplement. If no Netherlands counsel is specified, such United States counsel to the underwriters may also rely on the opinion of Mr. Albert F. Verdam as to certain matters of Netherlands law.

EXPERTS

The consolidated financial statements of Koninklijke Philips Electronics N.V. as of December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting in conformity with generally accepted accounting principles in the United States as of December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Accountants N.V., independent registered public accounting firm, incorporated by reference herein and upon authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2007 refers to the adoption of the provisions of SFAS No. 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’ effective December 31, 2006. The audit report also includes an explanatory paragraph that states that Koninklijke Philips Electronics N.V. and subsidiaries acquired Health Watch, Raytel Cardiac Services, VMI Sistemas Medicos, XIMIS, Emergin, Color Kinetics, TIR Systems, Partners in Lighting International, Lighting Technologies International and Digital Lifestyle Outfitters (together “the Acquired Companies”) during 2007, and management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2007, the Acquired Companies’ internal control over financial reporting. KPMG Accountants N.V.’s audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

ARPC, a firm with substantial experience in valuing and forecasting asbestos liabilities, and Timothy Wyant, Ph.D., an independent third party expert, assisted in the valuation of certain liabilities for pending and unasserted potential future asbestos-related claims, as referred to in Item 5 under the heading “Critical Accounting Policies” and Note 27 to the consolidated financial statements included in the Annual Report on Form 20-F.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Koninklijke Philips Electronics N.V. is a limited liability company incorporated under Netherlands law. All of its directors and senior management, and some of the experts named in this document, currently reside outside the United States. All or a substantial portion of its assets and the assets of these individuals are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon non-U.S. resident directors or upon Koninklijke Philips Electronics N.V. or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Koninklijke Philips Electronics N.V. We understand there is doubt as to the enforceability in The Netherlands of original actions or in actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States. As there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards in civic and commercial matters), a judgment rendered by a court in the United States will not be recognized and enforced by the Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a U.S. court which is enforceable in the United States (the “foreign judgment”) and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to the foreign judgment insofar as it finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed and unless the foreign judgment contravenes Dutch public policy.

$3,100,000,000

KONINKLIJKE PHILIPS ELECTRONICS N.V.

$500,000,000 4.625% Notes due March 11, 2013

$1,250,000,000 5.750% Notes due March 11, 2018

$1,000,000,000 6.875% Notes due March 11, 2038

$350,000,000 Floating Rate Notes due 2011

PROSPECTUS SUPPLEMENT

March 5, 2008

Joint Book-Running Managers

Citi

JPMorgan

Credit Suisse

RBS Greenwich Capital

UBS Investment Bank

Co-Managers

BNP Paribas

HSBC

ING

Rabo Securities USA, Inc.

SOCIETE GENERALE